UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2013

WORLDWIDE STRATEGIES INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-129398 (Commission File Number)	41-0946897 (IRS Employer Identification No.)

3801 East Florida Avenue, Suite 400, Denver, Colorado 80210
(Address of principal executive offices) (Zip Code)

(303) 991-5887
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As disclosed previously, on December 14, 2012, Worldwide Strategies Incorporated (“Worldwide”) executed a stock exchange agreement with Jorge Zamacona Pliego, the President of Euzkadi Corporation of America S.A. de C.V. (“Euzkadi”) and other principal owners of Euzkadi (“Euzkadi Principals”).  Under the terms of the stock exchange agreement, Euzkadi Principals would assign and transfer Euzkadi shares to Worldwide such that Worldwide would then own 10% of Euzkadi, and Worldwide would issue shares of its common stock to Euzkadi Principals, such that they would then own 80% of Worldwide.

On April 6, 2013, Worldwide and Euzkadi entered into an Operating Agreement which outlines how the activities of the two corporations will be conducted after consummation of the stock exchange agreement. Under the terms of the Operating Agreement, Worldwide will be the international sales, financial reporting, licensing and acquisition base for Euzkadi.  Euzkadi will act as a dedicated supplier to procure, transport and deliver grain products for sale.

As part of the terms of the Operating Agreement, Worldwide will commence efforts to change the name of the company to Euzkadi International Corporation.

Consummation of the stock exchange is contingent upon the satisfaction of several conditions, including Worldwide increasing its authorized shares of common stock to accommodate this transaction and Euzkadi completing its first shipment of products.

Euzkadi, based in Baja California Sur, Mexico, is a producer and supplier of non-GMO grains to both domestic and international markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDWIDE STRATEGIES INCORPORATED
April 11, 2013	By: /s/ James P.R. Samuels James P.R. Samuels Chief Executive Officer